Exhibit 2.1

EXECUTION VERSION

MUTUAL TERMINATION AGREEMENT

THIS MUTUAL TERMINATION AGREEMENT (this “Termination Agreement”) is entered into as of March 1, 2024, by and among Edify Acquisition Corp., a Delaware corporation (“Buyer”), Edify Merger Sub, Inc., a Nevada corporation and direct, wholly owned subsidiary of Buyer (“Merger Sub”), and Unique Logistics International, Inc., a Nevada corporation (the “Company”). Buyer, Merger Sub and the Company are collectively referred to herein as the “Parties” and individually as a “Party.” Capitalized terms used and not otherwise defined herein have the meanings set forth in Section 1.01 of the Merger Agreement (as defined below).

RECITALS

WHEREAS, Buyer, Merger Sub and the Company entered into that certain Agreement and Plan of Merger, dated as of December 18, 2022, as amended by that First Amendment to the Merger Agreement, dated as of July 19, 2023 and that certain Acknowledgement and Waiver Agreement, dated as of September 18, 2023 (as so amended, the “Merger Agreement”); and

WHEREAS, the Parties desire to terminate the Merger Agreement in accordance with Section 11.01(a) thereof.

NOW THEREFORE, in consideration of the mutual agreements contained herein and for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

TERMINATION

1. Termination of Merger Agreement. Pursuant to Section 11.01(a) of the Merger Agreement, Buyer, Merger Sub and the Company hereby agree by mutual consent to terminate the Merger Agreement effective as of the date hereof, except that Section 7.04 (No Claim Against the Trust Account) and Section 9.05 (Confidentiality; Publicity) thereof shall survive such termination of the Merger Agreement.

2. Authority. Each Party hereby represents and warrants to the other Parties that (a) such Party has full corporate power and authority to execute and deliver this Termination Agreement, (b) the execution and delivery of this Termination Agreement, the termination of the Merger Agreement and consummation of the other transactions contemplated hereby have been duly and validly approved by the board of directors of such Party, (c) no other corporate proceedings on the part of such party are necessary to approve this Termination Agreement or the termination of the Merger Agreement or to consummate the other transactions contemplated hereby and (d) this Termination Agreement has been duly and validly executed and delivered by such Party and (assuming due authorization, execution and delivery by the other Parties) constitutes a valid and binding obligation of such Party, enforceable against such Party in accordance with its terms (except in all cases as such enforceability may be limited by the Enforceability Exceptions).

3. Waiver; Release.

a)	Notwithstanding anything to the contrary in the Merger Agreement, the Company hereby irrevocably and unconditionally waives all claims or causes of action against Buyer, Merger Sub and their respective Affiliates and releases Buyer, Merger Sub and their respective Affiliates from any and all obligations, liabilities, losses or issues of whatsoever kind of nature, in each case, whether in contract or in tort, in Law or in equity or otherwise, or granted by statute or otherwise, whether by or through attempted piercing of the corporate, limited partnership or limited liability company veil or any other theory or doctrine, including alter ego or otherwise, whether accrued or unaccrued, whether known or unknown, whether asserted or unasserted, whether suspected or unsuspected, whether disclosed or undisclosed, that have been or could have been, could now be, or could in the future be based upon, in respect of, arise under, out or by reason of, be connected with, or relate in any manner to the Merger Agreement or the other Transaction Agreements, or the negotiation, execution, or performance or non-performance of the Merger Agreement or the other Transaction Agreements (including any representation or warranty made in, in connection with, or as an inducement to, the Merger Agreement or the other Transaction Agreements).

b)	Notwithstanding anything to the contrary in the Merger Agreement, each of Buyer and Merger Sub hereby irrevocably and unconditionally waive all claims or causes of action against the Company and its Affiliates and releases the Company and its Affiliates from any and all obligations, liabilities, losses or issues of whatsoever kind of nature, in each case, whether in contract or in tort, in Law or in equity or otherwise, or granted by statute or otherwise, whether by or through attempted piercing of the corporate, limited partnership or limited liability company veil or any other theory or doctrine, including alter ego or otherwise, whether accrued or unaccrued, whether known or unknown, whether asserted or unasserted, whether suspected or unsuspected, whether disclosed or undisclosed, that have been or could have been, could now be, or could in the future be based upon, in respect of, arise under, out or by reason of, be connected with, or relate in any manner to the Merger Agreement, or the other Transaction Agreements, or the negotiation, execution, or performance or non-performance of the Merger Agreement or the other Transaction Agreements (including any representation or warranty made in, in connection with, or as an inducement to, the Merger Agreement or the other Transaction Agreements).

4. Headings. The headings contained in this Termination Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Termination Agreement.

5. Counterparts. This Termination Agreement may be executed and delivered (including executed manually or electronically via DocuSign or other similar services and delivered by facsimile or portable document format (pdf) transmission) in one or more counterparts, and by the different Parties in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

6. Amendment. This Termination Agreement may be amended or modified in whole or in part, only by a duly authorized agreement in writing executed in the same manner as this Termination Agreement (and by each of the Parties to this Termination Agreement) and that makes reference to this Termination Agreement.

7. Miscellaneous Provisions. Sections 1.02 (Construction), 12.02 (Notices), 12.06 (Governing Law), 12.11 (Severability) and 12.12 (Jurisdiction; Waiver of Trial by Jury) of the Merger Agreement are hereby incorporated by reference into this Termination Agreement, mutatis mutandis.

[Signature Pages Follow]

IN WITNESS WHEREOF, Buyer, Merger Sub and the Company have caused this Termination Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

EDIFY ACQUISITION CORP.

By:	/s/ Morris Beyda
Name:	Morris Beyda
Title:	Chief Financial Officer

EDIFY MERGER SUB, INC.

By:	/s/ Morris Beyda
Name:	Morris Beyda
Title:	President

Signature Page to

Mutual Termination Agreement

UNIQUE LOGISTICS INTERNATIONAL, INC.

By:	/s/ Sunandan Ray
Name:	Sunandan Ray
Title:	Chief Executive Officer

Signature Page to

Mutual Termination Agreement